                             SHAREHOLDERS AGREEMENT


         Agreement made this 22nd day of November, 1999 by and among JEAN MADAR (sometimes "Madar"), an individual residing at 1 rue du Marechal Harispe, 75007 Paris, France; PHILIPPE BENACIN (sometimes "Benacin"), an individual residing at 31 avenue Kleber, 75016, Paris, France; and LV CAPITAL USA, INC., a Delaware corporation (sometimes "LV Capital") and an indirect subsidiary of LVMH Moet Hennessy Louis Vuitton, S.A. (sometimes "LVMH"), having an office at Two Park Avenue, Suite 1830, New York, NY 10016.

                              W I T N E S S E T H:

         WHEREAS, Inter Parfums, Inc. a Delaware corporation (the
"Corporation"), is duly organized under the laws of the State of Delaware, and has its shares of Common Stock listed for trading on The Nasdaq Stock Market, National Market System;

         WHEREAS, the Shareholders have entered into the Stock Purchase Agreement, whereby shares of Common Stock owned and to be acquired by the Majority Shareholders and others are to be sold to LV Capital, upon the terms and subject to the conditions set forth in the Stock Purchase Agreement; and

         WHEREAS, the Shareholders desire to promote their mutual interest and the interest of the Corporation by imposing certain restrictions and obligations upon themselves, the Corporation, IP France and their several shares of Common Stock.

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Affiliates. Solely for purposes of this Agreement, an "Affiliate," in the case of LV Capital, shall mean a corporation, entity or person which directly or indirectly controls or is controlled by or is under common control with LV Capital, including but not limited to, those persons and entities listed in the Schedule 13D dated August 5, 1999, filed by LVMH, but not the Corporation; in the case of Corporation, shall mean a corporation, entity or person which directly or indirectly controls or is controlled by or is under common control with the Corporation, including but not limited to, the Majority Shareholders, but not LV Capital; and in the case of the Majority Shareholders, shall mean a corporation, entity or person which directly or indirectly controls or is controlled by or is under common control with the Majority Shareholders, including but not limited to, each of the Majority Shareholders and the Corporation, but not LV Capital.

         1.2 Associate. The term "Associate" shall mean any present or future Associate within the meaning of Rule 12b-2 promulgated under the Exchange Act.


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         1.3 Beneficial Ownership. The term "Beneficial Ownership" shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

         1.4 Business of the Corporation and its Subsidiaries. The term "Business of the Corporation and its Subsidiaries" shall be defined to mean the production, manufacture, marketing, distribution and sale of fragrance products, perfumes, eau de toilette, eau de cologne, deodorants, cosmetics, health and beauty and personal care products, for men, women and children.

         1.5 Common Stock. The term "Common Stock" shall mean Corporation's Common Stock, $.001 par value per share.

         1.6 Commission. The term "Commission" shall mean the United States Securities and Exchange Commission.

         1.7 Exchange Act. The term "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended from time to time.

         1.8 Fair Market Value of the Common Stock. The term "Fair Market Value of the Common Stock" on any day shall mean (a) if the principal market for the Common Stock is a national securities exchange, the average between the high and low sales prices of the Common Stock on such day as reported by such exchange or on a consolidated tape reflecting transactions on such exchange; (b) if the principal market for the Common Stock is not a national securities exchange and the Common Stock is quoted on The Nasdaq Stock Market ("NASDAQ"), and (i) if actual sales price information is available with respect to the Common Stock, then the average between the high and low sales prices of the Common Stock on such day on NASDAQ, or (ii) if such information is not available, then the average between the highest third party bid and lowest third party asked prices for the Common Stock on such day on NASDAQ; or (c) if the principal market for the Common Stock is not a national securities exchange and the Common Stock is not quoted on NASDAQ, then the average between the highest third party bid and lowest third party asked prices for the Common Stock on such day as reported by The Nasdaq Bulletin Board, or a comparable service; provided that if clauses
(a), (b) and (c) of this Paragraph are all inapplicable, or if no trades have been made or no quotes are available for such day, then the Fair Market Value of the Common Stock shall be the average of the average of the high and low sales prices of the Common Stock as reported on a national securities exchange or NASDAQ, if the principal market for the Common Stock is a national securities exchange or NASDAQ, as may be the case, for each of the last ten (10) days within the immediately preceding thirty (30) day period; and if all of the foregoing is inapplicable, then the Fair Market Value of the Common Stock shall be determined by the Board of Directors by any method consistent with applicable regulations adopted by the Treasury Department relating to stock options. The determination of the Board of Directors shall be conclusive in determining the Fair Market Value of the Common Stock in good faith; provided that if LV Capital disagrees with such determination, it shall be entitled, at its own cost and expense, to select (with the consent of the Majority Shareholders, such consent not to be unreasonably withheld) an investment banking or accounting firm of nationally recognized standing to arbitrate such dispute, and the decision of such arbitrator will be binding upon the parties.

         1.9 Group. The term "Group" means a Group within the meaning of Section 13(d) of the Exchange Act.

         1.10 IP France. The term "IP France" means Inter Parfums, S.A., an indirect, majority-owned, French subsidiary of the Corporation.

         1.11 LV Capital Designees. The term "LV Capital Designees" shall mean the two (2) members of the Board of Directors listed in Article 2.2(a)(ii) hereof, and their successors as appointed in the discretion of LV Capital.

         1.12 Majority Shareholders. Madar and Benacin are sometimes collectively referred to as the "Majority Shareholders".

         1.13 Person. The term "person" means any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

         1.14 Proxies. The term "Proxies" shall have the meanings used in the proxy rules promulgated by the Commission pursuant to the Exchange Act.

         1.15 Securities Act. The term "Securities Act" shall mean the United States Securities Act of 1933, as amended from time to time.

         1.16 Shareholders. Madar, Benacin and LV Capital are sometimes collectively referred to as the "Shareholders".

         1.17 Solicitation. The term "Solicitation" shall have the meanings used in the proxy rules promulgated by the Commission pursuant to the Exchange Act.

         1.18 Stock Purchase Agreement. The term "Stock Purchase Agreement" shall mean the agreement among the Shareholders dated November 22, 1999.

         1.19 Voting Securities. The term "Voting Securities" shall mean Corporation's Common Stock, and any other securities of Corporation entitling the holder to vote for the election of directors of the Corporation, and any other securities (including rights, warrants and options) convertible into, exchangeable for or exercisable for any Common Stock of the Corporation or any other security of the Corporation referred to above (whether or not presently convertible, exchangeable or exercisable).

                                   ARTICLE II
                                VOTING OF STOCK,
                  ELECTION OF DIRECTORS AND EXECUTIVE OFFICERS
                    AND OTHER MATTERS OF CORPORATE GOVERNANCE



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         2.1 Number of Members of the Board of Directors. Upon the execution and delivery of this Agreement, the Majority Shareholders shall use their best efforts to cause the number of members of the Board of Directors of the Corporation to be increased from seven (7) to ten (10) members and the parties hereto hereby agree to take all necessary actions (including, without limitation, voting all shares of Common Stock owned by them) to cause the Bylaws of the Corporation to be so amended and remain in effect.

         2.2      Election or Appointment of Individual Board Members.

                  (a) Upon the execution and delivery of this Agreement,

                           (i) Philippe Santi, the Chief Financial Officer of IP
France, shall be added as a member of the Board of Directors; and

                           (ii) Daniel Piette and Jean Cailliau shall be added
as new directors of the Corporation.

                  (b) Each of the Shareholders agree to vote their respective shares of Common Stock for the election of, and to continue to vote and to take such other actions as may be necessary to elect and keep in office, Madar, Benacin and six (6) nominees of the Majority Shareholders, and two (2) LV Capital Designees as directors of the Corporation.

                  (c) The Majority Shareholders shall use their best efforts to cause one LV Capital Designee to be elected (and to serve at all times this Agreement shall remain in effect) as a member of the Compensation Committee of the Board of Directors.

         2.3 Election of Officers. The Shareholders agree to use their best efforts to cause the directors of the Corporation, to vote and to continue to vote for, and to cause the following persons to be elected as the following officers of the Corporation:

Jean Madar                  Chairman of the Board and Chief Executive Officer
                            of the Corporation; and Director General of Inter
                            Parfums, S.A.

Philippe Benacin            Vice Chairman of the Board, President of the
                            Corporation and President of Inter Parfums, S.A.

         2.4 Voting.



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                  (a) The Majority Shareholders covenant and agree with LV
Capital that the Majority Shareholders will use their best efforts to cause the Corporation and its members of the Board of Directors and the Corporation's subsidiaries to act in a manner consistent with the provisions of this Agreement.

                  (b) The Majority Shareholders covenant and agree with LV Capital that they shall use their best efforts, including without limitation voting all shares of Common Stock owned or controlled by them at any annual or special meeting of the Corporation, to cause the Amended and Restated Certificate of Incorporation of the Corporation to be amended as set forth in Exhibit A hereto (the "Charter Amendment") at the next annual meeting of shareholders of the Corporation, which meeting shall be held no later than July 2000.

                  (c) If any of the Majority Shareholders fails or refuses to vote its Shares as required by this Article II, LV Capital shall have an irrevocable proxy coupled with an interest to vote those securities on behalf of the Majority Shareholders in accordance with this Article II, and each Majority Shareholder hereby grants to LV Capital such irrevocable proxy coupled with an interest.

                  (d) Until such time as the Charter Amendment becomes effective, the Majority Shareholders covenant and agree with LV Capital that the Corporation and its subsidiaries shall obtain approval of the Board of Directors for corporate actions as if such amendment were in effect.

         2.5 Board Meetings. The Majority Shareholders covenant and agree with LV Capital that the Majority Shareholders will use their best efforts to cause the Corporation and its members of the Board of Directors to hold meetings of the Board of Directors of the Corporation at least once per calendar quarter during each year, and to hold such meetings during each year as follows: at least one (1) in New York City, one (1) in Paris, and two (2) by conference telephone.

         2.6 Management Reports. The Majority Shareholders covenant and agree with LV Capital to cause the Corporation to distribute to LV Capital all reports and materials prepared for the Board of Directors, including without limitation:
(a) monthly management reports, which are to include net sales, operating income and disclosure of any significant highlights for the preceding month; and (b) full quarterly management reports within forty-five (45) days subsequent to the end of each of the first three (3) quarters, and within ninety (90) days subsequent to the last quarter, of each fiscal year of the Corporation. LV Capital covenants and agrees with the Majority Shareholders that LV Capital and its Affiliates shall hold all information provided to them pursuant to this
Section 2.6 confidential, unless compelled to disclose by judicial or administrative process or, in the opinion of their counsel, by other requirements of law (and, to the extent permitted by law, LV Capital agrees to give prior notice of such opinion to the Corporation); provided that the foregoing confidentiality obligation shall not apply to information that is (i) known to LV Capital or its Affiliates prior to its disclosure by the Corporation hereunder, solely as evidenced by the written records of LV Capital or its Affiliates, (ii) disclosed


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


to LV Capital by a third party not known by LV Capital to be under a legally binding obligation to keep such information confidential,(iii) publicly disclosed other than by breach by LV Capital of its obligations hereunder, or
(iv) required by law, regulation or the rules of any national securities exchange to be disclosed. LV Capital acknowledges its obligations under law not to buy or sell securities of the Corporation or IP France on the basis of material non-public information.

                                   ARTICLE III
                   GRANTS OF OPTIONS AND SHARE PURCHASE OPTION

         3.1 Stock Options.

                  (a) The Majority Shareholders covenant and agree to cause the Corporation not to, and to cause IP France not to, in any calendar year for each of the Corporation and IP France, grant options exercisable for in excess of one and one half percent (1.5%) of the total number of outstanding shares of Common Stock of each of the Corporation and IP France, respectively, as reflected in the audited financial statements of the Corporation and IP France, respectively for the immediately preceding fiscal year. The allocation of the grant of such options shall be within the discretion of the stock option committee of the Board of Directors of the Corporation (which shall consist solely of outside directors and which shall include at least one LV Capital Designee as a member) and the Board of Directors or stock option committee or similar body of IP France, which shall be composed entirely of outside directors.

                  (b) Notwithstanding the foregoing, (i) options granted in accordance with past practice pursuant to the 1997 Nonemployee Director Stock Option Plan for nonemployee directors of the Corporation, wherein grants are automatically made on 1 February each year with an exercise price per share of Common Stock equal to the Fair Market Value of the Common Stock at the time of grant (options to purchase 1,000 shares of Common Stock are granted to all nonemployee directors except Mr. Caccamo, who receives an option to purchase 4,000 shares of Common Stock), and (ii) options to purchase 2,000 shares of Common Stock are granted to nonemployee directors when first elected or appointed to Board, as well as any successor plan on substantially the same terms, shall not be subject to the limitation set forth in Article 3.1(a) hereof.

         3.2 Share Purchase Option. The Majority Shareholders covenant and agree to cause the Corporation to grant, prior to December 31, 1999, to LV Capital, the right and option to purchase shares of Common Stock of the Corporation, or other securities of the Corporation convertible into, exchangeable for or carrying any rights to purchase shares of Common Stock, with respect to all shares of Common Stock or any kind of security convertible into, exchangeable for or carrying any rights to purchase shares of Common Stock of the Corporation to be issued after the date of closing of the Stock Purchase Agreement (including without limitation the reissuance of treasury shares) (the "Subsequently Issued Equity Securities"), as follows (the "Purchase Rights"):

                  (a) LV Capital shall have the right to acquire, in return for payment in cash in an amount equal to the fair market value per share of the consideration to be paid by the purchaser of the Subsequently Issued Equity Securities which triggers the Purchase Rights, a sufficient number of the Subsequently Issued Equity Securities so that, when combined with the Common Stock held prior to such purchase, the aggregate number of shares of Common Stock held by LV Capital and its Affiliates after giving effect to such issuance (and assuming for this purpose the issuance of the maximum number of shares of Common Stock issuable upon conversion or otherwise with respect to the Subsequently Issued Equity Securities) would equal the same percentage of the number of outstanding shares of Common Stock held before the proposed issuance of Subsequently Issued Equity Securities (and assuming, for this purpose, the issuance of the maximum number of shares of Common Stock issuable upon conversion or otherwise with respect to any previously issued Subsequently Issued Equity Security). Upon the second and each subsequent application of this provision, the waiver of, or failure to exercise, the Purchase Rights shall not result in a cumulative right, but rather the aforementioned percentage in the preceding sentence shall be appropriately adjusted to take into account each such earlier waiver or failure to exercise the Purchase Rights.

                  (b) The Majority Shareholders covenant and agree with LV Capital that the Majority Shareholders will cause the Corporation and its members of the Board of Directors to provide LV Capital at least ten (10) days prior notice in accordance with Article 9.9 (a "Purchase Rights Notice") of any proposed issuance of Subsequently Issued Equity Securities. The exercise of Purchase Rights hereunder shall be evidenced by notice to the Corporation, Attn:
President, within ten (10) days of the effective date of the Purchase Rights Notice.

                  (c) Notwithstanding the foregoing, LV Capital shall have no Purchase Rights in the following instances, if Common Stock is to be issued :

                      (1)    as the result of a stock split or stock dividend;

                      (2) upon exercise of options outstanding on 28 September, 1999;

                      (3) upon exercise of options described in Articles 3.1(a) and (b) hereof; and

                      (4) in excess of the limitation with respect to the number of shares of Common Stock to be owned by LV Capital and its Affiliates set forth in Article 5.1(a) of this Agreement (Standstill Provisions), subject to the provisions of Article 5.2 of this Agreement.

                                   ARTICLE IV
                      RESTRICTIONS ON SALE OF COMMON STOCK

         4.1 Restrictions on Transfer. No Shareholder shall sell his or its shares of Common Stock, or any part thereof, that is now owned or that may hereafter be acquired, held or owned, directly or beneficially by him or it, except upon the terms and subject to the conditions set forth in this Agreement. Any purported sale in violation of any provision of this Agreement shall be void and of no force and effect, shall not operate to transfer any interest in, or title to, the purported purchaser, and shall give the other Shareholders an option to purchase such shares in the manner and upon the terms and conditions provided for herein.

         4.2 Offer. If either of the Majority Shareholders or LV Capital (the "Offeror") desires to sell his or its shares of Common Stock (the "Offered Shares") or any part of the Offered Shares, then the Offeror shall give notice ("Notice") of the proposed sale (the "Offer") to the non-selling Shareholders (the "Non-Selling Shareholder"). Such Notice shall specify the number of shares intended to be transferred (the "Offered Shares").

         4.3 Right of First Offer. Each Non-Selling Shareholder shall have the exclusive and irrevocable right and option, exercisable at any time before the expiration of ten (10) business days from the latest effective date of the Notice, to provide notice to the Offeror of its bid to purchase all but not less than all of the Offered Shares solely in cash (the "Bid"). No Non-Selling Shareholder shall have the right to bid for less than all of the Offered Shares, and any Bid once made shall be deemed a continuing irrevocable offer to purchase until accepted or rejected by the Non-Selling Shareholder.

         4.4 Acceptance of Bid. If any Bids are timely submitted, the Offeror shall, within fifteen (15) business days of the effective date of the Notice, either accept or reject the highest Bid. If two or more Non-Selling Shareholders submit equal Bids and no higher Bid is submitted, such equal Bids shall be deemed to be the highest Bid submitted and such Non-Selling Shareholders shall be deemed to have bid for their pro rata portion (based on ownership of Common Stock) of the Offered Shares. If the highest Bid is accepted by the Offeror, then the sale of the Offered Shares to the Non-Selling Shareholder that submitted such Bid shall close within five (5) business days of the effective date of notice of acceptance of the Bid to the Non-Selling Shareholder by the Offeror.

         4.5 Sale to Third Party. If, after compliance with the foregoing provisions, either no Bid is submitted or is not timely submitted by a Non-Selling Shareholder, or the highest Bid has not been accepted by the Offeror, then the Offeror shall have the right to sell the Offered Shares to a third party not later than sixty (60) days from the expiration of the time period set forth in Article 4.3 hereof, provided that, such sale shall not be for a price lower than the highest validly submitted Bid.

         4.6 Failure to Sell to Third Party. If sale of the Offered Shares does not close within the time period set forth in Article 4.5 hereof, then any attempted subsequent sale of shares of Common Stock shall again be subject to all of the provisions of this Article IV.

         4.7 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Article IV shall not be applicable to

                  (a) sales of Common Stock by any Shareholder, which do not exceed in the


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


aggregate for any such Shareholder for any year, one percent (1%) of the total number of outstanding shares of Common Stock of the Corporation as of the end of the immediately preceding fiscal year, as reflected in the audited financial statements of the Corporation.

                  (b) any disposition of shares of Common Stock by a Majority Shareholder to the spouse or children of a Majority Shareholder, provided that such transferee agrees to be bound by all terms and conditions of this Agreement.

                  (c) any transfer of shares of Common Stock by LV Capital to LVMH or any of its affiliates, provided that such transferee agrees to be bound by all terms and conditions of this agreement.

         4.8 Sale on Change in Control. In the event either or both of the Majority Shareholders sell, assign, transfer, pledge or otherwise dispose of all or any portion of their respective shares of Common Stock, or enter into any agreement to sell, assign, transfer, pledge or otherwise dispose of all or any portion of their respective shares of Common Stock to a third party which results or would result in a Change in Control of the Corporation, then in any such event and as a condition precedent to the consummation of such transaction, each Majority Shareholder covenants and agrees that LV Capital shall have the right to join in such sale for all of the shares of Common Stock beneficially owned by LV Capital and its Affiliates on the same terms and subject to the conditions as agreed by the Majority Shareholders. For the purposes of this
Article 4.8, a "Change in Control" shall be considered to have resulted if (i) any person or Group other than the Majority Shareholders or a Group consisting solely of the Majority Shareholders and LV Capital shall have or, upon the occurrence of any event, the lapse of time or both, shall have the right to acquire the power to direct or cause the direction of the management or policies of the Corporation, whether through ownership of voting securities, by contract or otherwise or (ii) any person or Group shall at any time Beneficially Own more shares of Common Stock than the Majority Shareholders, inclusive of all securities convertible into, or exchangeable or exercisable for any Voting Securities of the Corporation.

                                    ARTICLE V
                              STANDSTILL PROVISIONS

         5.1 Negative Covenants. LV Capital hereby covenants and agrees with each of the Majority Shareholders that each of LV Capital and its Affiliates shall not directly or indirectly, except as otherwise provided herein,

                  (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase, conversion, exercise or otherwise, Beneficial Ownership of any Voting Securities under any or all of the following circumstances:

                           (i) if the Voting Securities are shares of Common
Stock, and when such Voting Securities are added to the number of shares of Common Stock Beneficially Owned by

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LV Capital and its Affiliates (excluding any shares of Common Stock to which LV
Capital and its affiliates have a right to acquire by exercise, conversion, exchange or otherwise), such Beneficial Ownership would exceed twenty-five percent (25%) (the "Maximum LV Percentage") of the total number of outstanding shares of Common Stock of the Corporation or

                           (ii) if the Voting Securities are securities other
than Common Stock, and when such Voting Securities are added to the number of shares of such class of Voting Securities Beneficially Owned by LV Capital and its Affiliates, such Beneficial Ownership would exceed the Maximum LV Percentage of the total number of outstanding shares of such class of Voting Securities of the Corporation;

                  (b) make, or in any way participate, directly or indirectly, in any Solicitation of Proxies to vote, or seek to advise or influence any person, entity or Group with respect to the voting of, any Voting Securities of the Corporation, or initiate or propose any stockholder proposal with respect to the Corporation described in Rule 14a-8 promulgated under the Exchange Act; or

                  (c) form, join or in any way participate in, or in any manner provide any form of assistance to, a Group with respect to any Voting Securities of the Corporation, including but not limited to, the sale of shares of Common Stock to a third party, which would transfer control of the Corporation from the Majority Shareholders (except for a joint sale with the Majority Shareholders as described in Article 4.8 hereof); or

                  (d) otherwise act, alone or in concert with others, to seek to, or assist or encourage any other person, entity or Group in seeking to, control or influence the management, board of directors or policies of the Corporation or propose or effect any form of business combination with the Corporation or any of its Affiliates or any restructuring, recapitalization or similar transaction with respect to the Corporation or any of its Affiliates.

         5.2 Limited Increase in Cap on Share Holdings. Notwithstanding the provisions of Article 5.1(a) hereof, the Maximum LV Percentage shall be automatically increased if any third party or Group becomes the beneficial owner of more shares of Common Stock than LV Capital, by the amount necessary to permit LV Capital to own an amount of Common Stock in excess of any third party or Group equal to one-half of one percent (0.5%) of the total number of outstanding shares of Common Stock of the Corporation, as reflected in the most recent audited consolidated financial statements of the Corporation. In the event the Maximum LV Percentage is increased in accordance with the terms of this Article 5.2, then in each such event, such amount, once increased, shall not be reduced if the third party or Group subsequently reduces its ownership. Notwithstanding the foregoing, such amount, increased in accordance with the terms of this Article 5.2, shall be reduced to such level reached as the result of the sale or other disposition of shares of Common Stock if LV Capital and its Affiliates sell or otherwise dispose of shares of Common Stock, but in no event to less than twenty-five percent (25%).

         5.3 Breach of Standstill Provisions. In the event that LV Capital or any of its Affiliates breach the provisions of Articles 5.1 and 5.2 of this Agreement, then upon the happening of any such event,

                  (a) the Purchase Rights shall immediately lapse and be of no further force and effect without any other action being taken by or on behalf of any party hereto; and

                  (b) the two (2) LV Capital Designees as directors of the Corporation shall immediately resign from the Board of Directors of the Corporation and LV Capital covenants and agrees with the Majority Shareholders that LV Capital shall immediately cause the resignation from the Board of Directors of the two (2) LV Capital Designees, and the right of LV Capital to designate two (2) members of the Board of Directors shall immediately lapse and be of no further force and effect without any other action being taken by or on behalf of any party hereto.

                                   ARTICLE VI
                                 NONCOMPETITION

         6.1 Negative Covenant. Each of the Majority Shareholders covenants and agrees with LV Capital, that each shall not directly or indirectly, compete with or be engaged in the Business of the Corporation and its Subsidiaries or act as consultant or lender to or owner of any interest in, or agent, representative, employee, officer, director or partner of, any business or organization which, directly or indirectly competes with or is engaged in the Business of the Corporation and its Subsidiaries.

         6.2 Exceptions. The provisions of Article 6.1 shall not be deemed breached solely because a Majority Shareholder Beneficially Owns as a passive investment no more than one percent (1%) of the outstanding equity securities of any business, organization or corporation, if, such security is listed on a recognized securities exchange (whether domestic or foreign) or The Nasdaq Stock Market, or is regularly traded in the over-the-counter market.

         6.3 Duration of Negative Covenant. The provisions of Article 6.1 shall be effective until either (a) the termination of this Agreement, or (b) with respect to a Majority Shareholder, until the date on which such Majority Shareholder is no longer the Beneficial Owner of any shares of Common Stock. Without limiting the foregoing, it is understood and agreed that if in connection with a sale or other disposition of all or any portion of the Common Stock owned by a Majority Shareholder, such Majority Shareholder enters into a non-competition or similar agreement, LV Capital shall be an express third party beneficiary of such non-competition or similar agreement, entitled to the benefits of such agreement and to enforce the provisions thereof.

                                   ARTICLE VII
                               REGISTRATION RIGHTS

         7.1      Registration Rights.

                  (a) Subject to Articles 7.1(b) and (c), for so long as LV Capital and its Affiliates shall Beneficially Own at least ten percent (10%) of the outstanding Common Stock of the Corporation, LV Capital shall have the right, exercisable upon written request to the Corporation (a "Demand"), to cause the Corporation to cause all or a part of the Common Stock owned by LV Capital and its Affiliates to be registered as soon as reasonably practicable so as to permit the sale thereof under the Securities Act and, if necessary, the Exchange Act, and the Corporation shall use its best efforts to effect such a registration within a reasonable time thereafter.

                  (b) At any time that the Corporation has an effective shelf registration that permits the resale of Common Stock held by LV Capital and its Affiliates in accordance with the Securities Act and the Exchange Act, the Corporation shall not be required to effect any registration requested by LV Capital pursuant to paragraph (a) above. The Corporation shall take all actions reasonably requested by LV Capital to assist LV Capital in any such resale, including without limitation providing copies of a current prospectus that complies with the requirements of the Securities Act with respect thereto.

                  (c) The Corporation shall not be required pursuant to this
Article 7.1 to prepare and file a registration statement that would become effective within ninety (90) days following the effective date of a registration statement filed by the Corporation pertaining to an underwritten public offering of Common Stock for cash for the account of the Corporation if the Demand for registration is received by the Corporation more than thirty (30) days after the Corporation gives written notice (which the Corporation hereby agrees to provide) to LV Capital that the Corporation is commencing to prepare a Corporation-initiated registration statement and the Corporation is employing all reasonable efforts to cause such registration statement to become effective.

                  (d) The Corporation may delay the filing of any registration statement pursuant to this Article 7.1 if, in the good faith judgment of the Board of Directors, the Corporation would be required to include in such registration statement business information which at that time cannot be publicly disclosed without disruption of a corporate development or transaction then pending or in progress and without other adverse consequence to the Corporation and the background and reasons for such judgment are communicated to LV Capital in writing in reasonable detail; provided that the duration of such delay shall not exceed sixty (60) days from the date the Corporation became aware of such business information; provided, further that the Corporation promptly shall make such filing as soon as the conditions which permit it to delay such filing no longer exist and that in the event of such deferral, LV Capital shall have the right to withdraw its request for registration and such withdrawn request shall not constitute a Demand.

                  (e) For so long as LV Capital or its Affiliates own any shares of Common Stock, if the Corporation desires to effect an offering of the Common Stock registered with the Commission, then the following shall apply:

                           (i) it shall give LV Capital written notice of any
proposed offering at least thirty (30) days prior to the filing of a registration statement relating to such proposed offering; and

                           (ii) within twenty-five (25) days after the receipt
of such notice from the Corporation, LV Capital shall have the right to request in writing that the Corporation register for public sale under the Securities Act all or a part of the Common Stock Beneficially Owned by LV Capital or its Affiliates and shall also have the right to request that the Corporation publicly offer and sell on their behalf all or a part of such stock. If the registration is an underwritten registration and the managing underwriters thereof advise the Corporation in writing that the number of shares requested by LV Capital to be included in the registration exceeds the number which can be sold in the offering without adversely affecting such offering, then such shares shall only be included in such offering on a pro rata basis to the extent considered appropriate by such managing underwriters.

                  (f) The Corporation shall pay all the expenses in connection with this Article VII, including all registration, filing and NASD fees, all fees and expenses of complying with securities or blue sky laws, the fees and disbursements of counsel for the Corporation and its independent public accountants and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting discounts and commissions and transfer taxes, if any. In any registration, LV Capital shall pay for its own underwriting discounts and commissions and transfer taxes.

                  (g) In connection with any underwritten public offering pursuant to this Article VII, the Corporation and LV Capital agree to enter into an underwriting agreement with the managing underwriter of such offering containing customary terms and conditions, including with respect to indemnification and contribution.

         7.2 Compliance. The Majority Shareholders covenant and agree with LV Capital that the Majority Shareholders will cause the Corporation and its members of the Board of Directors to fully comply with the terms and provisions of Article 7.1

                                  ARTICLE VIII
                                TERM OF AGREEMENT

         8.1 General. This Agreement shall commence on the date first set forth above and continue indefinitely unless sooner terminated, as hereinafter provided.

         8.2 Termination. This Agreement shall terminate upon LV Capital and its Affiliates ceasing to beneficially own more than five percent (5%) of the total number of outstanding shares of Common Stock of the Corporation as reflected in the most recent audited financial statements of the Corporation.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

         9.2 Indemnification. Each of the Majority Shareholders hereby jointly and severally indemnifies LV Capital and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by LV Capital or any of its Affiliates arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Corporation or a Majority Shareholder pursuant to this Agreement. LV Capital hereby indemnifies the Corporation and each of the Majority Shareholders and each of their respective Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by them arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by LV Capital pursuant to this Agreement.

         9.3 No Waiver. The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or any other provision.

         9.4 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto and no amendment, modification or waiver of any provision herein shall be effective unless in writing, executed by the party charged therewith.

         9.5 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the State of Delaware without regard to the principles of conflicts of laws.

         9.6 Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their successors in interest.

         9.7 No Assignment. This Agreement may not be assigned or transferred by the parties hereto, and any attempted assignment hereof shall be void and of no effect; except that LV Capital shall have the right to assign its rights and obligations hereunder to LVMH or any of its affiliates, provided such assignee or transferee agrees to be bound by the provisions of this Agreement.

         9.8 Article Headings. The article headings herein have been inserted for convenience of reference only, and shall in no way modify or restrict any of the terms or provisions hereof.

         9.9 Notices. Any notice or other communication under the provisions of this Agreement shall be in writing, and shall be given by registered or certified mail (postage prepaid), return receipt requested; by hand delivery with an acknowledgment copy requested; or by the Express Mail service offered by the United States Post Office or by telecopy or any reputable overnight delivery service, directed to the addresses set forth above for LV Capital and with respect to each of the Majority Shareholders, to the Majority Shareholders c/o Inter Parfums, Inc., 551 Fifth Avenue, New York, NY 10176, or to any new address in the City of New York, Borough of Manhattan, of which any party hereto shall have informed the others by the giving of notice in the manner provided herein. Such notice or communication shall be effective, if sent by registered or certified mail, return receipt requested, three (3) days after it is mailed within the continental United States; if sent by Express Mail or any reputable overnight delivery service, one (1) day after it is forwarded; or by hand delivery or by telecopy, upon receipt.

         9.10 Consent to Service of Process. Each party hereto hereby irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware with regard to any and all actions or proceedings arising out of, or relating to, this Agreement, and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum and agrees that service of process may be made in the manner for providing notice, as specified in Article 9.9 hereof.

         9.11 Cumulative Rights. The rights and remedies granted in this Agreement are cumulative and not exclusive, and are in addition to any and all other rights and remedies granted and permitted under and pursuant to law.

         9.12 Unenforceability; Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement, shall, nevertheless, be binding upon the parties and remain in full force and effect. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby shall be consummated as originally contemplated to the fullest extent possible.

         Without limitation of the foregoing, the parties expressly agree and declare that the limitations contained in Article VI are reasonable in scope and duration, are properly required for the adequate protection of the other parties hereto and that, in the event either the scope or the duration of such limitations, or both, is or are deemed to be unreasonable by the final decision of a court of competent jurisdiction, then in any such event, LV Capital, the Corporation and the Majority Shareholders agree and submit to such revision or modification thereof as such court shall deem to be reasonable.

         9.13 No Third Party Rights. The representations, warranties and other terms and provisions of this Agreement are for the exclusive benefit of the parties hereto, and no other person shall have any right or claim against any party by reason of any of those terms and provisions or be entitled to enforce any of those terms and provisions against any party.

         9.14 Attorneys. The parties acknowledge that the law firm of Nason, Yeager Gerson, White & Lioce, P.A. has represented the Corporation and the Majority Shareholders in connection with the negotiation of this Agreement. Each of the parties to this Agreement have been advised to obtain separate, independent counsel to represent them in connection with this Agreement, and all negotiations leading up to this Agreement.

         9.15 Language. The English language version of the Agreement shall govern and prevail over any and all translations of this Agreement into any other language.

         9.16 Counterparts. This Agreement may be executed in counterparts, all of which shall be deemed to be duplicate originals. Delivery by facsimile transmission of an executed signature page to this Agreement shall be effective as delivery of a manually executed counterpart hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this instrument the date first above written.



                                             /s/ Jean Madar
                                             --------------
                                             JEAN MADAR


                                             /s/ Philippe Benacin
                                             --------------------
                                             PHILIPPE BENACIN


                                             LV CAPITAL USA, INC.


                                             By: /s/ Jean Cailliau
                                                 -----------------
                                             Its:
                                                  -------------------



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


Exhibit A

                            CERTIFICATE OF AMENDMENT
         The following is the text of the new Article Ninth of the Restated Certificate of Incorporation, as amended:

         NINTH: Without in any way limiting the power and authority of the Board of Directors as otherwise provided for herein, the following corporate actions shall require the approval of the Board of Directors:

                  (a) any sale, transfer, pledge or other disposition of all or any material portion of the assets of the Corporation (including, without limitation, any shares of any subsidiary of the Corporation or any of its subsidiaries);

                  (b) the acquisition by the Corporation or any of its subsidiaries of shares, securities or assets of any company or entity, whether by merger, consolidation or other business combination, share purchase, asset purchase, contribution to capital or otherwise (other than short-term financial investments in the ordinary course of business consistent with past practice);

                  (c) the entry, renewal or termination by the Corporation or any of its subsidiaries into/of any trademark license agreement; or

                  (d) any material agreement or material transaction involving the Company or any of its subsidiaries and not in the ordinary course of business.

         Notwithstanding anything in these Articles to the contrary, the following corporate actions shall require the unanimous approval of the Board of Directors (as constituted without any vacancies):

                  (a) any material change in the business of the Corporation and its subsidiaries from Business of the Corporation and its subsidiaries;

                  (b) issuance by the Corporation or any of its subsidiaries of any securities in return for consideration less than the Fair Market Value thereof (except for stock splits, stock dividends and employee and nonemployee director options to acquire Common Stock granted with an exercise price per share at the Fair Market Value of the Common Stock on the date of grant);

                  (c) borrowing or issuing any evidence of indebtedness by the Corporation or any of its subsidiaries unless, after giving effect thereto, the aggregate amount of indebtedness of the Corporation and its subsidiaries on a consolidated basis is not greater than the consolidated stockholder's equity as shown in the audited Consolidated Balance Sheet of the

Corporation for the then most recently completed fiscal year;

                  (d) any transaction by the Corporation or any of its subsidiaries with a Majority Shareholder or any Affiliate of a Majority Shareholder; notwithstanding the foregoing, unanimous board consent shall not apply to executive compensation issues or reimbursement of expenses incurred on behalf of the Corporation, both in the ordinary course of business in accordance with its past practices;

                  (e) declaration or payment of dividends if the aggregate amount of dividends paid by the Corporation and its subsidiaries (excluding wholly-owned subsidiaries) in respect of any fiscal year is more than thirty percent (30%) of the annual net income of the Corporation for the then most recently completed fiscal year, as indicated by the audited Consolidated Statements of Income of the Corporation;

                  (f) direct or indirect sale or other disposition of all or any substantial portion of the business of or a controlling interest in, or all or substantially all of the assets of; IP France; notwithstanding the foregoing, unanimous board consent shall not be deemed to apply to discontinuance of any product line, unless such discontinuance involves a sale or other disposition, and the net sales attributable to all such product lines exceeds in the aggregate five percent (5%) of the net sales of the Corporation for the then most recently completed fiscal year as indicated by the audited Consolidated Statements of Income of the Corporation;

                  (g) merger or consolidation or other business combination involving the Corporation or any of its subsidiaries (i) if not for fair value; or (ii) with a person not engaged primarily in the Business of the Corporation and its Subsidiaries (except for one or a series of mergers or consolidations, the value of which does not singularly or in the aggregate exceed five percent (5%) of the total assets of the Corporation as of the then most recently completed fiscal year (valued at historical cost) as reflected on the audited Consolidated Balance Sheets of the Corporation);

                  (h) any change in the number of the members of the Board of Directors to less than six (6) or more than ten (10) members; and

                  (i) any amendment to the certificate of incorporation or by-laws of the Corporation.

         In addition, the Corporation shall cause its subsidiaries not to take any of the foregoing actions except with the unanimous approval of the Board of Directors of the Corporation (as constituted without any vacancies).

         As used in this Article Ninth, the following terms shall have the meanings as hereinafter set forth:

         1. Affiliates. Solely for purposes of this Article Ninth, an "Affiliate," in the case of LV Capital, shall mean a corporation, entity or person which directly or indirectly controls or is controlled by or is under common control with LV Capital, including but not limited to, those persons and entities listed in the Schedule 13D dated August 5, 1999, filed by LVMH, but not the Corporation; in the case of Corporation, shall mean a corporation, entity or person which directly or indirectly controls or is controlled by or is under common control with the Corporation, including but not limited to, the Majority Shareholders, but not LV Capital; and in the case of the Majority Shareholders, shall mean a corporation, entity or person which directly or indirectly controls or is controlled by or is under common control with the Majority Shareholders including but not limited to, each of the Majority Shareholders and the Corporation, but not LV Capital.

         2. Business of the Corporation and its Subsidiaries. The term "Business of the Corporation and its Subsidiaries" shall be defined to mean the production, manufacture, marketing, distribution and sale of fragrance products, perfumes, eau de toilette, eau de cologne, deodorants, cosmetics, health and beauty and personal care products, for men, women and children.

         3. Fair Market Value. The term "Fair Market Value" of the Common Stock or other security of the Corporation shall be determined by the Board of Directors in the exercise of its good faith discretion. The determination of the Board of Directors shall be conclusive in determining the Fair Market Value of the Common Stock in good faith; provided that if LV Capital disagrees with such determination, it shall be entitled, at its own cost and expense, to select (with the consent of the Majority Shareholders, such consent not to be unreasonably withheld) an investment banking or accounting firm of nationally recognized standing to arbitrate such dispute, and the decision of such arbitrator will be binding upon the parties.

         4. Majority Shareholders. The "Majority Shareholders" means Jean Madar and Philippe Benacin.

         5. LV Capital and LVMH. The term "LV Capital" means LV Capital USA, Inc., a Delaware corporation and an indirect subsidiary of LVMH, and the term LVMH means LVMH Moet Hennessy Louis Vuitton, S.A., a French corporation.



3